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                     January 12, 2023

       John Hamill
       Chief Financial Officer
       WINDTREE THERAPEUTICS INC /DE/
       2600 Kelly Road, Suite 100
       Warrington, PA 18976

                                                        Re: WINDTREE
THERAPEUTICS INC /DE/
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 22,
2022, as amended
                                                            File No. 001-39290

       Dear John Hamill:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Jennifer Porter